Exhibit (a)(1)(C)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES

OFFER TO EXCHANGE

each outstanding Preferred American Depositary Share (a “Preferred ADS”)

of

VALE S.A.

for

0.9342 of a Common American Depositary Share (a “Common ADS”),

each Common ADS representing one common share

of

VALE S.A.

The deadline for validly tendering Vale S.A. Preferred ADSs is 5:00 pm, New York City time (6:00 pm, Rio de Janeiro, Brazil time), on August 11, 2017 (as such time and date may be extended or earlier terminated, the “Preferred ADS Tender Deadline”), unless the Exchange Offer is extended or earlier terminated.

NO GUARANTEED DELIVERY

The Information Agent for the Exchange Offer is:

Morrow Sodali LLC

Calls within the United States:	(800) 662-5200 (toll-free)
Calls outside the United States:	(203) 658-9400 (collect)
Email:	vale.info@morrowsodali.com

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Vale S.A. (the “Company”) is making a voluntary offer to exchange any and all issued Preferred ADSs of the Company (the “Exchange Offer”) at the election of holders of Preferred ADSs at an exchange ratio of 0.9342 of a Common ADS, to be issued pursuant to the Common Shares Deposit Agreement, dated as of December 22, 2015, by and among the Company, Citibank, N.A., as depositary, and all Holders and Beneficial Owners of Common ADSs issued thereunder, for each Preferred ADS properly tendered (the “Exchange Consideration”), and, if applicable, delivering a cash-in-lieu payment representing the net cash proceeds from the sale of any fractional entitlement to a Common ADS to which the owners of Preferred ADSs would otherwise be entitled to receive as Exchange Consideration (the “Cash-in-Lieu Payment”), in each case upon the terms and subject to the conditions set forth in the Offer to Convert, dated June 28, 2017, as amended (the “Offer to Convert”).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

PLEASE NOTE THAT THE DEADLINE FOR VALIDLY TENDERING VALE S.A. PREFERRED ADSs IS 5:00 PM, NEW YORK CITY TIME (6:00 PM, RIO DE JANEIRO, BRAZIL TIME), ON AUGUST 11, 2017 (AS SUCH TIME AND DATE MAY BE EXTENDED OR EARLIER TERMINATED, THE “PREFERRED ADS TENDER DEADLINE”), UNLESS THE EXCHANGE OFFER IS EXTENDED OR EARLIER TERMINATED.

Please furnish copies of the enclosed materials to those of your clients for whose account you hold Preferred ADSs in your name or in the name of your nominee.  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.              Offer to Convert, dated June 28, 2017; and

2.              A printed form of letter which may be sent to your clients for whose accounts you hold Preferred ADSs, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Please note the following:

1.              Exchange Agent:

The Company has appointed Citibank, N.A., as Exchange Agent for the Exchange Offer.

2.              Information Agent:

The Company has appointed Morrow Sodali LLC as Information Agent.

Any questions you may have with respect to the manner in which Preferred ADSs may be tendered in the Exchange Offer should be directed to the Information Agent at the applicable phone number or email address provided below:

Calls within the United States:	(800) 662-5200 (toll-free)
Calls outside the United States:	(203) 658-9400 (collect)
Email:	vale.info@morrowsodali.com

3.              Holders of Vale S.A. Preferred ADSs:

The Exchange Offer is being made to all holders of issued and outstanding Preferred ADSs, wherever located.

Those holders will receive for every one Preferred ADS validly tendered in the Exchange Offer: (i) 0.9342 of a Common ADS, and (ii) if applicable, a cash-in-lieu payment representing the net cash proceeds from the sale of any fractional entitlement to a Common ADS to which the owners of Preferred ADSs would otherwise be entitled to receive, in each case upon the terms and subject to the conditions of the Exchange Offer described in the Offer to Convert, dated June 28, 2017, as filed with the U.S. Securities and Exchange Commission.

4.              Procedure for Tendering:

For Preferred ADSs held through The Depository Trust Company (the “DTC”) to be validly tendered in the Exchange Offer, a holder of Preferred ADSs will need to (i) send an Agent’s Message (as hereinafter defined) to the Exchange Agent, and (ii) transfer the Preferred ADSs to the applicable DTC account using DTC’s automated systems, in either case, prior to 5:00 pm, New York City time (6:00 pm, Rio de Janeiro, Brazil time), on August 11, 2017.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Preferred ADSs that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Exchange Offer (as set forth in the Offer to Convert) and the Letter of Transmittal, and that the Company may enforce such agreement against the participant.

5.              Conditions to the Exchange Offer:

The Exchange Offer is conditioned upon satisfaction of the conditions set forth in the Offer to Convert, including the condition that, at the Preferred ADS Tender Deadline, the Company has received tenders for Preferred ADSs (and the Preferred Shares represented thereby) representing some or all of at least 54.09 percent of the total issued and outstanding Preferred Shares, including Preferred Shares in the form of Preferred ADSs.

Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the email address or telephone number set forth herein.

Vale S.A. will not pay any fees or commissions to any broker, dealer or other securities intermediary for soliciting tenders of Preferred ADSs pursuant to the Exchange Offer. Vale S.A. will, however, upon request, reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the Exchange Offer materials to their clients.

June 28, 2017
Very truly yours,

Vale S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEALER, MANAGER, EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER NOT CONTAINED IN THE OFFER TO CONVERT.